Filed Pursuant to Rule 433
Registration No. 333-197710
September 15, 2015

PRICING TERM SHEET

4.000% Medium-Term Notes due 2025
Issuer:	UDR, Inc.
Security:	4.000% Medium-Term Notes due 2025
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Size:	$300,000,000
Maturity Date:	October 1, 2025
Coupon:	4.000%
Interest Payment Dates:	April 1 and October 1, commencing April 1, 2016
Price to Public:	99.770% plus accrued interest from September 22, 2015
Denominations:	$1,000 and integral multiples of $1,000
Benchmark Treasury:	2.000% due August 15, 2025
Benchmark Treasury Price/Yield:	97-23 / 2.258%
Spread to Benchmark Treasury:	T+177 bps
Yield:	4.028%
Make-Whole Call:	T+30 bps; redemption at par plus accrued and unpaid interest on or after July 1, 2025 as set forth in the preliminary pricing supplement
Trade Date:	September 15, 2015
Settlement Date:
September 22, 2015 (T+5); since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement

CUSIP:	90265EAK6
ISIN:	US90265EAK64
Joint Book-Running Managers:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Co-Managers:	Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC
Regions Securities LLC
U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.